As filed with the Securities and Exchange Commission on August 4, 2017

Registration No. 333-210511

Registration No. 333-191328

Registration No. 333-185634

Registration No. 333-175683

Registration No. 333-38061

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

Post-Effective Amendment No. 1 To:

Form S-3 Registration Statement No. 333-210511

Post-Effective Amendment No. 1 To:

Form S-3 Registration Statement No. 333-191328

Post-Effective Amendment No. 2 To:

Form S-3 Registration Statement No. 333-185634

Post-Effective Amendment No. 1 To:

Form S-3 Registration Statement No. 333-175683

 Post-Effective Amendment No. 3 To:

Form S-3 Registration Statement No. 333-38061

UNDER THE SECURITIES ACT OF 1933

 GAS NATURAL INC.

(Exact name of registrant as specified in its charter)

Ohio	27-3003768
(State or other jurisdiction of	(I.R.S. Employer
incorporation or organization)	Identification Number)

1375 East Ninth Street, Suite 3100

Cleveland, Ohio 44114

800-570-5688

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

James E. Sprague

Chief Financial Officer and Vice President

1375 East Ninth Street, Suite 3100

Cleveland, Ohio 44114

800-570-5688

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Approximate date of commencement of proposed sale to the public: Not applicable.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box:  ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box:  ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box.  ☐

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filter, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☐

DEREGISTRATION OF SECURITIES

These post-effective amendments relate to the following Registration Statements of Gas Natural Inc., an Ohio corporation (the “Company”), on Form S-3 (collectively, the “Registration Statements”) filed by the Company with the Securities and Exchange Commission (“SEC”):

•	Registration Statement No. 333-210511, originally filed with the SEC on March 31, 2016, as amended on May 25, 2016, registering a proposed maximum aggregate offering price of $50,000,0000 of shares of common stock, par value $0.15 per share (the “Common Stock”), of the Company;

•	Registration Statement No. 333-191328, originally filed with the SEC on September 24, 2013, registering a proposed maximum aggregate offering price of $50,000,000 shares of Common Stock and 1,500,000 shares of Common Stock;

•	Registration Statement No. 333-185634, originally filed with the SEC on December 21, 2012, as amended on January 18, 2013, as amended on August 21, 2013, registering a proposed maximum aggregate offering price of $50,000,000 shares of Common Stock;

•	Registration Statement No. 333-175683, originally filed with the SEC on July 20, 2011, as amended on July 25, 2011, as amended on May 15, 2012, as amended on June 12, 2012, as amended on June 14, 2012, registering 800,000 shares of Common Stock;

•	Registration Statement No. 333-38061, originally filed with the SEC on October 16, 1997, as amended on August 6, 2009, as amended on July 16, 2010, registering 100,000 shares of Common Stock.

On August 4, 2017, pursuant to an Agreement and Plan of Merger, dated as of October 8, 2016 (the “Merger Agreement”), by and among the Company, FR Bison Holdings, Inc., a Delaware corporation (“Parent”), and FR Bison Merger Sub, Inc., an Ohio corporation and a wholly owned subsidiary of Parent (“Merger Sub”), Merger Sub merged with and into the Company (the “Merger”), with the Company surviving the Merger as a wholly owned subsidiary of Parent.

As a result of the Merger, the Company has terminated all offerings of the Company’s securities pursuant to its existing registration statements under the Securities Act of 1933, as amended, including the Registration Statements. In accordance with undertakings made by the Company in the Registration Statements to remove from registration, by means of a post-effective amendment, any of the securities that had been registered for issuance that remain unsold at the termination of the offering, the Company hereby removes from registration all of such securities of the Company registered but unsold under the Registration Statements, if any. Each Registration Statement is hereby amended, as appropriate, to reflect the deregistration of such securities.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused these Post-Effective Amendments to the Registration Statements described above to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Cleveland, State of Ohio, on August 4, 2017. No other person is required to sign these Post-Effective Amendments to the Registration Statements described above in reliance on Rule 478 of the Securities Act of 1933, as amended.

GAS NATURAL INC.

By:	/s/ James E. Sprague
James E. Sprague
Chief Financial Officer and Vice President
(Principal Financial Officer)